Filed Pursuant to Rule 424(b)(2)
Registration No. 333-272447

PRICING SUPPLEMENT dated December 27, 2023

(To Product Supplement No. WF-2 dated September 5, 2023, ETF Underlying Supplement dated September 5, 2023, Prospectus Supplement dated September 5, 2023 and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the SPDR® Dow Jones® Industrial Average ETF Trust due January 2, 2030

☐	Linked to the SPDR® Dow Jones® Industrial Average ETF Trust

☐	Potential for a positive return at maturity based on the performance of the Fund from its Starting Price to its Ending Price. The Maturity Payment Amount will reflect the following terms:

☐ If the price of the Fund increases, you will receive the principal amount plus a positive return equal to 150.00% of the percentage increase in the price of the Fund from the Starting Price, subject to a Maximum Return at maturity of 68.00% of the principal amount. As a result of the Maximum Return, the maximum Maturity Payment Amount will be $1,680.00 per note

☐ If the price of the Fund does not change or decreases, you will receive the principal amount, but you will not receive any positive return on your investment

☐	Repayment of principal at maturity regardless of the Fund performance (subject to issuer credit risk)

☐	All payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment

☐	No periodic interest payments or dividends
☐	No exchange listing; designed to be held to maturity
☐	You may be required to accrue interest and pay taxes on the notes each year even if you will not receive any payments until maturity. See “Summary of U.S. Federal Income Tax Consequences”

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-7 herein and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission(the “SEC”) nor any state or provincial securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount (1) (2)	Proceeds to CIBC
Per Note	$1,000.00	$48.70	$951.30
Total	$916,000.00	$44,609.20	$871,390.80
(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of $48.70 per note. The agent may resell the notes to other securities dealers at the original offering price less a concession of $35.00 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $1.20 per note of the underwriting discount to WFA as a distribution expense fee for each note sold by WFA. See “Terms of the Notes—Agent’s Underwriting Discount and Other Fees” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the notes.
(2)

In respect of certain notes sold in this offering, the Issuer may pay a fee of $2.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Our estimated value of the notes on the Pricing Date, based on our internal pricing models, is $952.50 per note. The estimated value is less than the original offering price of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

Wells Fargo Securities

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Terms of the Notes

Issuer:	Canadian Imperial Bank of Commerce
Market Measure:	The SPDR® Dow Jones® Industrial Average ETF Trust (Bloomberg ticker symbol “DIA”) (the “Fund”)
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Pricing Date:	December 27, 2023
Issue Date:	January 2, 2024
Calculation Day:	December 27, 2029, subject to postponement for non-Trading Days and the occurrence of a Market Disruption Event. See “—Market Disruption Events and Postponement Provisions” below.
Stated Maturity Date:	January 2, 2030, subject to postponement. The notes are not subject to redemption at the option of CIBC or repayment at the option of any holder of the notes prior to maturity.
Maturity Payment Amount:

On the Stated Maturity Date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per note will equal:

•  if the Ending Price is greater than the Starting Price, $1,000 plus the lesser of:

(i)        $1,000 × Fund Return × Upside Participation Rate; and

(ii)       the Maximum Return; or

•  if the Ending Price is less than or equal to the Starting Price: $1,000

Maximum Return:	68.00% of the principal amount. As a result of the Maximum Return, the maximum Maturity Payment Amount will be $1,680.00 per note.
Upside Participation Rate:	150%
Fund Return:	The “Fund Return” is the percentage change from the Starting Price to the Ending Price, measured as follows: Ending Price – Starting Price Starting Price
Starting Price:	$376.56, the Fund Closing Price of the Fund on the Pricing Date.
Ending Price:	The Fund Closing Price of the Fund on the Calculation Day.
Fund Closing Price:	The Fund Closing price, the Closing Price and the Adjustment Factor have the meanings set forth under “General Terms of the Notes—Certain Terms for Notes Linked to a Fund — Certain Definitions” in the accompanying product supplement.
Market Disruption Events and Postponement Provisions:

The Calculation Day is subject to postponement due to non-Trading Days and the occurrence of a Market Disruption Event. In addition, the Stated Maturity Date will be postponed if the Calculation Day is postponed and will be adjusted for non-Business Days.

For more information regarding adjustments to the Calculation Day and the Stated Maturity Date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	CIBC

PRS-2

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Material U.S. Tax Consequences:	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material Income Tax Consequences—United States Taxation” in the prospectus.
Agent’s Underwriting Discount and Other Fees:

Wells Fargo Securities. The agent will receive an underwriting discount of $48.70 per note. The agent may resell the notes to other securities dealers, including securities dealers acting as custodians, at the original offering price of the notes less a concession of $35.00 per note. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $1.20 per note of the underwriting discount to WFA as a distribution expense fee for each note sold by WFA. In addition, in respect of certain notes sold in this offering, the Issuer may pay a fee of $2.50 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13607XPC5 / US13607XPC55

PRS-3

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

About This Pricing Supplement

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”), the Product Supplement No. WF-2 dated September 5, 2023 (the “product supplement”), and the ETF Underlying Supplement dated September 5, 2023 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these notes are a part, for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. The section entitled “General Terms of the Notes” in the product supplement shall supersede and replace the section entitled “Certain Terms of the Notes” in the underlying supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying product supplement, underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying product supplement, underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098181/tm2322483d92_424b5.htm

•	Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098171/tm2322483d88_424b5.htm

•	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

PRS-4

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

●	seek 1.5:1 exposure to any upside performance of the Fund, without exposure to any decline in the Fund, by:

☐     participating 150.00% in any percentage increase in the price of the Fund from the Starting Price to the Ending Price, subject to the Maximum Return at maturity of 68.00% of the principal amount; and

☐    providing for the repayment of the principal amount at maturity regardless of the performance of the Fund;

●	are willing to forgo periodic interest payments on the notes and dividends on shares of the Fund; and

●	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

●	seek certainty of receiving a positive return on their investment;

●	seek uncapped exposure to the upside performance of the Fund;

●	are unwilling to purchase notes with an estimated value as of the Pricing Date that is lower than the original offering price;

●	seek current income;

●	are unwilling to accept the risk of exposure to the Fund;

●	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the Maturity Payment Amount for the notes;

●	are unwilling to accept the credit risk of CIBC; or

●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying underlying supplement for risks related to an investment in the notes.

PRS-5

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Determining Maturity Payment Amount

On the Stated Maturity Date, you will receive a cash payment per note (the Maturity Payment Amount) calculated as follows:

PRS-6

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Structure Of The Notes

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the Ending Price is greater than the Starting Price. Because the price of the Fund will be subject to market fluctuations, the Ending Price may be less than the Starting Price, in which case the Maturity Payment Amount will only be the principal amount of your notes. Even if the Ending Price is greater than the Starting Price, the Maturity Payment Amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.

The opportunity to participate in the possible increases in the price of the Fund through an investment in the notes will be limited because any positive return on the notes will not exceed the Maximum Return. Therefore, your return on the notes may be lower than the return on a direct investment in the Fund. Furthermore, the effect of the Upside Participation Rate will be progressively reduced for all Ending Prices exceeding the Ending Price at which the Maximum Return is reached.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The Calculation Day will be postponed if the originally scheduled Calculation Day is not a Trading Day or if the calculation agent determines that a Market Disruption Event has occurred or is continuing on that day. If such a postponement occurs, the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Calculation Day, as postponed.

The Securities Are Riskier Than Securities With A Shorter Term.

The securities are relatively long-dated. Therefore, many of the risks of the securities are heightened as compared to securities with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

Risk Relating To The Credit Risk Of CIBC

The Notes Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The notes are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

Our Estimated Value Of The Notes Is Lower Than The Original Offering Price Of The Notes.

Our estimated value is only an estimate using several factors. The original offering price of the notes exceeds our estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original offering price of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PRS-7

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Our Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

Our estimated value of the notes was determined by reference to our internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the notes and could have an adverse effect on any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the notes in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the notes at any time up to the Issue Date or during the six-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this six-month period. If you hold the notes through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at Wells Fargo Securities or any of its affiliates.

The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the notes: Fund performance; volatility of the Fund; economic and other conditions generally; interest rates; dividend yields on the Fund or the securities held by the Fund; our credit ratings or credit spreads; and time remaining to maturity. When we refer to the “value” of your note, we mean the value you could receive for your note if you are able to sell it in the open market before the Stated Maturity Date

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the notes, changes in the price of the Fund may not result in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the principal amount plus the Maximum Return.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market

PRS-8

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity.

Risks Relating To The Fund

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described in the accompanying product supplement, will be used to determine the Ending Price of the Fund. The Adjustment Factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the Adjustment Factor, the value of the notes may be adversely affected.

The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Although the Fund is designed to track the performance of its Underlying Index, the performance of the Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund (or the underlying assets held by the Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of the Fund, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Starting Price and the Ending Price, calculating the Maturity Payment Amount, determining whether adjustments should be made to the Adjustment Factor, determining whether a Market Disruption Event has occurred on the scheduled Calculation Day, which may result in postponement of the Calculation Day; determining the Fund Closing Price of the Fund if the Calculation Day is postponed to the last day to which it may be postponed and a Market Disruption Event occurs on that day; if publication of the Fund is discontinued, selecting a successor or, if no successor is available, determining the Fund Closing Price on the Calculation Day; and determining whether to adjust the Fund Closing Price of the Fund on the Calculation Day in the event of certain changes in or modifications to the Fund or the Underlying Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

PRS-9

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Notes Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the price of the Fund.
•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.
•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the notes to you.

Risks Relating To Tax

No Periodic Interest Will Be Paid On The Notes, But You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

No periodic interest will be paid on the securities. However, if you are a U.S. Holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Notes Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-10

Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the Maturity Payment Amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Price. The hypothetical Starting Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Price. The actual Starting Price is set forth under “Terms of the Notes” above. For historical data regarding the actual Closing Prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual Maturity Payment Amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Upside Participation Rate:	150.00%
Maximum Return:	68.00% or $680.00 per note
Hypothetical Starting Price:	$100.00

Hypothetical Payout Profile

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Hypothetical Returns

Hypothetical Ending Price	Hypothetical Fund Return	Hypothetical Maturity Payment Amount Per Note	Hypothetical Pre-Tax Total Rate of Return(1)
$200.00	100.00%	$1,680.00	68.00%
$175.00	75.00%	$1,680.00	68.00%
$150.00	50.00%	$1,680.00	68.00%
$145.34	45.34%	$1,680.00	68.00%
$130.00	30.00%	$1,450.00	45.00%
$110.00	10.00%	$1,150.00	15.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$25.00	-75.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the Maturity Payment Amount per note to the principal amount of $1,000.

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Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Hypothetical Examples

Example 1. The Maturity Payment Amount is greater than the principal amount and reflects a return that is less than the Maximum Return:

SPDR® Dow Jones® Industrial Average ETF Trust
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$110.00
Hypothetical Fund Return:	10.00%

Because the hypothetical Ending Price is greater than the hypothetical Starting Price, the Maturity Payment Amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)           $1,000 × Fund Return × Upside Participation Rate

$1,000 × 10.00% × 150.00%

= $150.00; and

(ii)          the Maximum Return of $680.00

On the Stated Maturity Date, you would receive $1,150.00 per note.

Example 2. The Maturity Payment Amount is greater than the principal amount and reflects a return equal to the Maximum Return:

SPDR® Dow Jones® Industrial Average ETF Trust
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$175.00
Hypothetical Fund Return:	75.00%

Because the hypothetical Ending Price is greater than the hypothetical Starting Price, the Maturity Payment Amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)           $1,000 × Fund Return × Upside Participation Rate

$1,000 × 75.00% × 150.00%

= $1,125.00; and

(ii)          the Maximum Return of $680.00

On the Stated Maturity Date, you would receive $1,680.00 per note, which is the maximum Maturity Payment Amount.

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Market Linked Notes— Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Dow Jones® Industrial Average ETF due January 2, 2030

Example 3. The Maturity Payment Amount is equal to the principal amount:

SPDR® Dow Jones® Industrial Average ETF Trust
Hypothetical Starting Price:	$100.00
Hypothetical Ending Price:	$50.00
Hypothetical Fund Return:	-50.00%

Because the hypothetical Ending Price is less than the hypothetical Starting Price, the Maturity Payment Amount per note would equal the principal amount.

On the Stated Maturity Date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the price of the Fund declines significantly from the Starting Price (subject to issuer credit risk).

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The SPDR® Dow Jones® Industrial Average ETF Trust

The Fund is an exchange-traded fund. The Fund seeks to replicate, before fees and expenses, the price and yield performance of the Dow Jones Industrial Average® (the “Underlying Index”). The Underlying Index is composed of 30 “blue-chip” U.S. stocks. The Fund trades on the NYSE Arca under the ticker symbol “DIA.”

Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-31247 and 811-09170, respectively, through the SEC’s website at http://www.sec.gov. See “Reference Sponsors and Fund Descriptions—The SPDR® Dow Jones® Industrial Average ETF Trust” beginning on page S-47 of the accompanying underlying supplement for additional information about the Fund.

Historical Data

We obtained the Closing Prices of the Fund in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the Fund should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the Fund on the Calculation Day. We cannot give you assurance that the performance of the Fund will result in any positive return on the notes.

The following graph sets forth daily Closing Prices of the Fund for the period from January 1, 2018 to December 27, 2023. The Closing Price of the Fund on December 27, 2023 was $376.56.

Historical Performance of the Fund

Source: Bloomberg

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the notes is lower than the original offering price of the notes because costs associated with selling, structuring and hedging the notes are included in the original offering price of the notes. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Risk Factors—Our Estimated Value of the Notes Is Lower Than The Original Offering Price Of The Notes” in this pricing supplement.

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Summary of U.S. Federal Income Tax Consequences

The following discussion, together with the discussion of U.S. federal income taxation in the accompanying prospectus, is a general description of the material U.S. tax considerations relating to the notes and replaces the discussion in the accompanying underlying supplement under “Material U.S. Federal Income Tax Consequences.” It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•	In the opinion of Mayer Brown LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. Furthermore, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

•	Under this characterization and tax treatment of the notes, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

•	The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 4.855% per annum (compounded annually) that we established for the notes. The table reflects the expected issuance of the notes on January 2, 2024 and the scheduled maturity date of January 2, 2030. This tax accrual table is based upon a projected payment schedule per $1,000 principal amount of the notes, which would consist of a single payment of $1,329.03 at maturity. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Note	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Note
January 2, 2024 through December 31, 2024	$48.42	$48.42
January 1, 2025 through December 31, 2025	$50.90	$99.32
January 1, 2026 through December 31, 2026	$53.37	$152.69
January 1, 2027 through December 31, 2027	$55.96	$208.65
January 1, 2028 through December 31, 2028	$58.68	$267.33
January 1, 2029 through December 31, 2029	$61.53	$328.86
January 1, 2030 through January 2, 2030	$0.17	$329.03

Projected Redemption Amount = $1,329.03 per note.

•	Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

•	Based on our determination that the notes are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the revised proposals with respect to “hybrid mismatch arrangements” included in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on November 28, 2023 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in draft form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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Validity of the Securities

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

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